Exhibit 3.2

Exhibit 3.2

MDU RESOURCES GROUP, INC.

Certificate of Amendment
to
Restated Certificate of Incorporation

MDU Resources Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:
1.  That the Board of Directors of the Company, at a meeting duly convened and held on November 12, 2009, approved resolutions adopting proposed amendments to Articles TWELFTH, THIRTEENTH, FOURTEENTH, and FIFTEENTH of the Restated Certificate of Incorporation of the Company, as heretofore amended, declaring the advisability of each amendment, and directing that said proposed amendments to Articles TWELFTH, THIRTEENTH, FOURTEENTH and FIFTEENTH be considered at the next annual meeting of the Company by the stockholders entitled to vote in respect thereof, said resolutions adopted by the Board of Directors state:
RESOLVED, that the Board of Directors of MDU Resources Group, Inc. (the “Corporation”) hereby declares it advisable:

(A)           That the provisions requiring a supermajority vote by stockholders set forth in Articles TWELFTH and FIFTEENTH of the Restated Certificate of Incorporation of the Corporation be repealed, and that certain technical amendments to the provisions of Articles THIRTEENTH and FOURTEENTH of the Restated Certificate of Incorporation of the Corporation be adopted in connection with the repeal of such supermajority vote provisions and the declassification of the Board of Directors of the Corporation effected in 2007, effective at the close of business on the date on which the appropriate Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation is filed in the office of the Secretary of State of the State of Delaware;

(B)           That, in order to effect the foregoing, the Restated Certificate of Incorporation of the Corporation, as heretofore amended, be further amended by amending Articles TWELFTH, THIRTEENTH, FOURTEENTH and FIFTEENTH as follows:

TWELFTH.  [RESERVED]

THIRTEENTH.  (a)  The business and affairs of the Corporation shall be managed by the Board of Directors consisting of not less than six nor more than fifteen persons.  The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by two-thirds of the Continuing Directors.  The directors need not be elected by ballot unless required by the By-Laws of the Corporation.

At each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders.  Each director shall hold office for the term for which he is elected or appointed and until his successor shall be elected and qualified or until his earlier resignation, removal from office or death.

In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as director until the expiration of his current term, or until his earlier resignation, removal from office or death.

(b)           Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a two-thirds vote of the Continuing Directors then in office, or a sole remaining director, although less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders.  If one or more directors shall resign from the Board effective as of a future date, such vacancy or vacancies shall be filled pursuant to the provisions hereof, and such new directorship(s) shall become effective when such resignation or resignations shall become effective, and each director so chosen shall hold office for a term expiring at the next annual meeting of stockholders.

(c)           [RESERVED]

(d)           Any directors elected pursuant to special voting rights of one or more series of Preferred Stock, voting as a class, shall be excluded from, and for no purpose be counted in, the scope and operation of the foregoing provisions, unless expressly stated.

(e)           For purposes of this Article THIRTEENTH, the following terms shall have the meanings hereinafter set forth:

(i)           “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1985.

(ii)           A person shall be a “Beneficial Owner” of any Voting Stock:

(A)           which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(B)           which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

(C)           which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(iii)           “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, any Interested Stockholder and was a member of the Board of Directors prior to the time that any Interested Stockholder became an Interested Stockholder and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, any Interested Stockholder and is designated to succeed a Continuing Director by two-thirds of the Continuing Directors then on the Board of Directors.

(iv)           “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(A)           is the Beneficial Owner, directly or indirectly, of more than 10 percent of the voting power of the then outstanding Voting Stock; or

(B)           is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question, became the Beneficial Owner, directly or indirectly, of more than 10 percent of the voting power of the then outstanding Voting Stock; or

(C)           is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

For the purpose of determining whether a person is an Interested Stockholder pursuant to this Article THIRTEENTH, Section (e)(iv), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section (e)(ii) of this Article THIRTEENTH but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)           A “person” shall mean any individual, firm, partnership, trust, corporation or other entity.

(vi)           “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Section (e)(iv) of this Article THIRTEENTH, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(vii)           “Voting Stock” shall mean each share of stock of the Corporation generally entitled to vote in elections of directors.

The Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine the applicability of the various provisions of this Article THIRTEENTH, including (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, and (C) whether a person is an Affiliate or Associate of another.

Any such determination made in good faith shall be binding and conclusive on all parties.

(f)           Capitalized terms used and not defined in Article FOURTEENTH or in Article SIXTEENTH of the Certificate of Incorporation which are defined in Section (e) of this Article THIRTEENTH shall have the meanings, for purposes of Article FOURTEENTH and Article SIXTEENTH of the Certificate of Incorporation, ascribed to such terms in Section (e) of this Article THIRTEENTH.

FOURTEENTH.  The Board of Directors, in evaluating any proposal by another party to (a) make a tender or exchange offer for any securities of the Corporation, (b) effect a merger, consolidation or other business combination of the Corporation or (c) effect any other transaction having an effect upon the properties, operations or control of the Corporation similar to a tender or exchange offer for any securities of the Corporation or a merger, consolidation or other business combination of the Corporation, as the case may be, whether by an Interested Stockholder or otherwise, may, in connection with the exercise of its judgment as to what is in the best interests of the Corporation and its stockholders, give due consideration to the following:

(i)  the consideration to be received by the Corporation or its stockholders in connection with such transaction in relation not only to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation’s financial condition, future prospects and future value as an independent Corporation;

(ii)  the character, integrity and business philosophy of the other party or parties to the transaction and the management of such party or parties;

(iii)  the business and financial conditions and earnings prospects of the other party or parties to the transaction, including, but not limited to, debt service and other existing or likely financial obligations of such party or parties, the intention of the other party or parties to the transaction regarding the use of the assets of the Corporation to finance the acquisition, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located;

(iv)  the projected social, legal and economic effects of the proposed action or transaction upon the Corporation or its Subsidiaries, its employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation and its Subsidiaries do business;

(v)  the general desirability of the continuance of the Corporation as an independent entity; and

(vi)  such other factors as the Continuing Directors may deem relevant.

FIFTEENTH.  [RESERVED]

FURTHER RESOLVED, that the Board of Directors hereby directs that this resolution and above proposed amendments be attached as an exhibit to the proxy statement for the Corporation’s 2010 Annual Meeting of Stockholders for consideration by the stockholders entitled to vote in respect thereof; and

FURTHER RESOLVED, that upon approval of the proposed amendments to the Restated Certificate of Incorporation by the stockholders, the proper officers of the Corporation be, and each of them hereby is, authorized and directed to file a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, to amend the Corporation’s Registration Statement on Form 8-A relating to the common stock of the Corporation, and to file any and all other documents and to take any and all such further action as they deem necessary or appropriate to reflect such amendments.

The resolutions were attached as Exhibit A to the Company's Proxy Statement for the 2010 Annual Meeting of Stockholders, and the body of the Proxy Statement contained a discussion of the proposed amendments.
2.  That thereafter, on April 27, 2010, at 11:00 a.m. in Bismarck, North Dakota, in accordance with the Bylaws of the Company, and upon notice given in accordance with the laws of the State of Delaware and said Bylaws, the Annual Meeting of Stockholders of the Company was held, and there were present at such meeting, in person or by proxy, the holders of more than a majority of the shares of Common Stock of the Company outstanding and entitled to vote, constituting a quorum of said stockholders.
3.  That at said Annual Meeting of Stockholders, the proposals to amend Articles TWELFTH, THIRTEENTH, FOURTEENTH and FIFTEENTH of the Restated Certificate of Incorporation, as heretofore amended, were presented for consideration, and separate votes of the holders of the outstanding shares of Common Stock, voting in person or by proxy, were taken for and against each of the proposed amendments.  The necessary number of shares as required by statute or the Restated Certificate of Incorporation voted in favor of the proposals to amend Articles TWELFTH, THIRTEENTH, FOURTEENTH and FIFTEENTH to the Restated Certificate of Incorporation, as heretofore amended.
4.  That said amendments to certain Articles of the Restated Certificate of Incorporation of MDU Resources Group, Inc. as hereinbefore set forth have been therefore duly adopted in accordance with the provisions of Section 242 of the General Corporation Laws of the State of Delaware.

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IN WITNESS WHEREOF, MDU Resources Group, Inc. has caused its corporate seal to be hereunto affixed, and this Certificate to be signed by authorized officers, on April 27, 2010.

ATTEST:	MDU RESOURCES GROUP, INC.
/s/ Paul K. Sandness	By:	/s/ Terry D. Hildestad
Paul K. Sandness		Terry D. Hildestad
Secretary		President and Chief Executive Officer

(SEAL)